Exhibit 99.1

Contact: Elizabeth Goode Director, Corporate Development Phone: (661) 295-5600 ext 2632 Fax: (661) 554-0109 Email: GoodeE@3dsystems.com	3D Systems 26081 Ave Hall Valencia, CA 91355 www.3dsystems.com

PRESS RELEASE

3D Systems Announces Conditional Redemption of its 7% Convertible Subordinated Debentures

VALENCIA, California, December 2, 2004:   3D Systems Corporation (Nasdaq: TDSC) announced today that its Board of Directors had authorized the Company to redeem all of its outstanding 7% Convertible Subordinated Debentures on January 4, 2005 at a price of 107% of their aggregate principal amount subject to the condition that at least $9 million aggregate principal amount of those debentures are converted into shares of the Company’s common stock not later than 5:00 P.M., Pacific Standard Time, on December 30, 2004.

The Company had originally issued $10 million aggregate principal amount of these debentures in 2001 in private transactions. The debentures mature in December 2006, and the Company is entitled to redeem them at any time after December 31, 2004 at 107% of their aggregate principal amount. The debentures are convertible into approximately 833,333 shares of common stock at a conversion price of $12 per share.

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the Company’s beliefs and expectations as to future events and trends affecting its business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the Company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of financial condition and results of operations, which appear in the Company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems

Founded in 1986, 3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions. Its systems reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. The solutions are used for design communication, prototyping and as functional end-use parts.

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

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